Exhibit 2.2

Orange County Regional Developer Termination Agreement

This Termination Agreement (this “Agreement”) is entered into on May 18, 2015 by The Joint Corp., a Delaware corporation (“TJC”), Dennis Conklin, a Washington resident (“Conklin”), Eric Hua, a California resident (“Hua” and together with Conklin, the “Shareholders”) and Orange County Wellness, Inc., a Nevada corporation (“OCW”) (TJC, Conklin, Hua and OCW together, the “Parties”).

Background:

A.           TJC and Conklin are parties to a Regional Developer Agreement dated September 15, 2011, as modified by an Addendum to Regional Developer Agreement (as modified, the “OC RDA”), relating to Franchises in Orange County, California.

B.           With TJC ‘s permission, the OC RDA was assigned to and the obligations thereunder were assumed by OCW, pursuant to an Assignment and Assumption Agreement dated as of October 18, 2012.

C.           The Shareholders together own all of the issued and outstanding equity of OCW.

D.           The Parties want to terminate the OC RDA on the terms and subject to the conditions of this Agreement.

Now, therefore, in consideration of their mutual promises and intending to be legally bound, the Parties agree as follows:

1.           Definitions

Capitalized terms used in this Agreement (including the preceding “Background” section) without being defined have the same meanings that they have in the OC RDA.

2.           Termination

(a)          The Parties agree that, with the exception of the survival of certain terms of the OC RDA as provided in Paragraph 4(a) of this Agreement (the “Surviving Terms”), the OC RDA is hereby terminated, effective as of the date of this Agreement; and with the exception of the Parties’ respective rights, duties and obligations under the Surviving Terms, all of the Parties respective rights, duties and obligations under the OC RDA are thereby terminated.

3.           Payment

(a)          Immediately upon the execution and delivery by the parties of this Agreement, TJC shall pay OCW $400,000 in immediately available funds by a wire transfer to the bank account designated by OCW

1

4.           Surviving Terms

(a)          Notwithstanding the termination of the OC RDA, the following provisions of the OC RDA shall survive and continue in effect in accordance with their terms:

(1)         Subsection (c) (uncaptioned) of Section 5.2 (“Regional Developer Manual”);

(2)         Section 10 (“Confidential Information”)

(3)         Section 12.2 (“Post-Term”) of Section 12 (“Non-Competition”);

(4)         Section 13.2 (“Rights and Obligations Upon Termination or Expiration”);

(5)         for purposes of resolving any disputes under this Agreement, Section 14 (“Mediation and Arbitration”); and

(b)          In addition, as many of the remaining provisions of the OC RDA shall survive and continue in effect as may be necessary for (and solely for the purpose of) interpreting the Surviving Terms.

(c)          Notwithstanding anything to the contrary, whether in this Agreement or elsewhere, OCW, Conklin, or Hua shall not be subject to a termination fee as described in Section 13.3 of the OC RDA.

5.           Representations and Warranties

OCW, Conklin and Hua hereby jointly and severally represent and warrant to TJC as follows:

(a)          Organization. OCW is a corporation duly organized and validly subsisting under the laws of the State of Nevada, and OCW has full power and authority to conduct its business as it is now being conducted, and to execute, deliver and perform this Agreement.

(b)          Authority. Neither OCW, Conklin nor Hua is a party to, subject to, or bound by any agreement, judgment, order, writ, injunction, or decree of any court or governmental body that prevents or impairs the carrying out of this Agreement. The execution, delivery and performance of this Agreement and all other documents, instruments and agreements contemplated hereby have been duly authorized by all required corporate action of OCW. All other actions (including all action required by state law and by the organizational documents of OCW) necessary to authorize the execution, delivery and performance by OCW of this Agreement, and the other documents, instruments and agreements necessary or appropriate to carry out the transactions herein contemplated, have been taken by OCW. Upon the execution of this Agreement and the other documents and instruments contemplated hereby by OCW, Conklin and Hua, this Agreement and such other documents and instruments will be the valid and legally binding obligations of OCW, Conklin and Hua, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2

(l)          No Consent or Approval Required. No authorization, consent, approval or other order of, declaration to or filing with any governmental body or authority is required for the consummation by OCW and Conklin of the transactions contemplated by this Agreement.

TJC hereby represents and warrants to each of OCW, Conklin and Hua as follows:

(a)          Organization. TJC is a corporation duly organized and validly subsisting under the laws of the state of Delaware, and TJC has full power and authority to conduct its business as it is now being conducted, and to execute, deliver and perform this Agreement.

(b)          Authority. TJC is not a party to, subject to or bound by any agreement, judgment, order, writ, injunction, or decree of any court or governmental body that prevents or impairs the carrying out of this Agreement. The execution, delivery and performance of this Agreement and all other documents, instruments and agreements contemplated hereby have been duly authorized by TJC’s Board of Directors. All other actions (including all action required by state law and by the organizational documents of TJC) necessary to authorize the execution, delivery and performance by TJC of this Agreement and any other documents, instruments and agreements necessary or appropriate to carry out the transactions herein contemplated, have been taken by TJC. Upon the execution of this Agreement and the other documents and instruments contemplated hereby by TJC, this Agreement and such other documents and instruments will be the valid and legally binding obligations of TJC, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(m)          No Consent or Approval Required. No authorization, consent, approval or other order of, declaration to or filing with any governmental body or authority is required for the consummation by TJC of the transactions contemplated by this Agreement.

6.           Releases

(a)          Each of OCW, Conklin and Hua, for itself or himself and its or his heirs, legal representatives, successors and assigns, hereby unconditionally and irrevocably releases and waives all claims, demands, causes of action and damages of any kind whatever, whether known or unknown (collectively, “Claims”) that OCW, Conklin or Hua now has or in the future may have against TJC and its successors and assigns by reason of any event, occurrence or omission arising under or relating to the OC RDA, with the exception of Claims arising under this Agreement.

3

(b)          TJC, for itself and its successors and assigns, hereby unconditionally and irrevocably releases and waives all Claims that TJC now has or in the future may have against OCW, Conklin or Hua and their heirs, legal representatives and assigns by reason of any event, occurrence or omission arising under or relating to the OC RDA, with the exception of Claims arising under this Agreement.

7.            Indemnification

Each of OCW, Conklin and Hua, for himself and his heirs, legal representatives and assigns, hereby agrees to indemnify TJC and its successors and assigns against, and hold TJC and each of the others harmless from, any Claim by a third party which may at any time be asserted against TJC by reason of any action or omission by OCW, Hua or Conklin under or relating to the OC RDA and this Agreement.

8.            Additional Franchises

Notwithstanding any provisions of the OC RDA to the contrary, OCW shall be entitled to a regional developer sales commission on no more than three franchises it may sell during the period February 1, 2015 and the date of closing of this transaction, such commissions to be paid at the rate of $14,500 per franchise.

9.            Confidentiality

Conklin, Hua and OCW acknowledge that both the existence of this Agreement and the provisions that it contains are confidential and each agrees that he or it will not directly or indirectly, by any means, disclose to any third party either the existence of this Agreement or the provisions that it contains without the prior written approval of TJC. OCW, Conklin and Hua each agrees that if either of them violate this confidentiality obligation, then in addition to any other remedies that may be available to TJC, TJC shall be entitled to seek a temporary restraining order, and a preliminary and permanent injunction to prevent the continued violation, without the necessity of proving actual damages or posting any bond or other security.

10.         Counterparts

This Agreement may be signed in any number of counterparts (including by facsimile or portable document format (pdf)), all of which together shall constitute one and the same instrument.

11.         Governing Law

This Agreement shall be governed by the laws of the State of Arizona without regard to conflicts-of-law principles or rules that would require this Agreement to be governed by the laws of a different state.

4

12.         Binding Effect

This Agreement shall apply to, be binding in all respects upon and inure to the benefit of Parties and their respective heirs, legal representatives, successors and assigns.

In witness, the Parties have executed this Agreement.

The Joint Corp.

By
David Orwasher
President and Chief Operating Officer

Orange County Wellness, LLC

By
Dennis R. Conklin
Its:

Dennis R. Conklin

Eric Hua

Signature page to Termination Agreement for

Orange County Regional Developer Agreement

5